Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
SUBORDINATED NOTES

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of July 1, 2025, by and among Independent Bank Corp., a Massachusetts corporation (as the successor company to Enterprise Bancorp, Inc., a Massachusetts corporation, the “Successor Company”), and UMB Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America, as trustee (herein, together with its successors in interest, the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of July 7, 2020 (the “Indenture”), between the Company and the Trustee, relating to the Issuer’s $60,000,000 of the Subordinated Notes due 2030 (the “Subordinated Notes”); and

WHEREAS, as permitted by the terms of the Indenture, the Successor Company, Rockland Trust Company, a Massachusetts trust company and wholly owned subsidiary of the Successor Company (“Successor Company Bank”), Company, and Enterprise Bank and Trust Company, a Massachusetts trust company and wholly owned subsidiary of Company (“Company Bank”), have entered into an Agreement and Plan of Merger, dated as of December 8, 2024, pursuant to which, subject to the terms and conditions thereof, (a) Company will merge with and into Successor Company, with Successor Company the surviving entity (the “Merger”) and (b) Company Bank will thereafter merge with and into Successor Company Bank, with Successor Company Bank the surviving entity (together with the Merger, the “Transaction”); and

WHEREAS, Section 7.01 of the Indenture requires that the Successor Company expressly assume, by a indenture supplemental thereto, executed by the Successor Company and delivered to the

Trustee, in a form satisfactory to the Trustee, the due and punctual payment of the principal of, and interest on, all the Outstanding Subordinated Notes and the due and punctual performance and observance of every obligation in the Indenture and the Outstanding Subordinated Notes on the part of the Company to be performed or observed; and

WHEREAS, Section 8.01(1) of the Indenture authorizes, without the consent of any Holders, the execution of a supplemental indenture to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company contained therein and in the Subordinated Notes; and

WHEREAS, the Successor Company has delivered to the Trustee an Officers’ Certificate stating that the Transaction and this Supplemental Indenture comply with Article VII of the Indenture and that all conditions precedent therein provided for relating to the Transaction have been complied with, and an Opinion of Counsel to the same effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 7.01 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, the Company, the Successor Company and the Trustee, for the benefit of the Holders, agree as follows:

1. Assumption of Payment and Performance. The Successor Company hereby expressly assumes the due and punctual payment of the principal of and interest on all of the Outstanding Subordinated Notes and the due and punctual performance and observance of every obligation in the

Indenture and the Outstanding Subordinated Notes on the part of the Company to be performed or observed.

2. Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Subordinated Notes shall continue to be governed by the Indenture; and (v) every Holder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

3. Addresses for Notices. All notices or other communications to be addressed to the Company as contemplated by Section 1.05 of the Indenture shall be addressed to the Successor Company as follows:

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attn: Patricia M. Natale & Maureen Gaffney

4. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

5. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company.

6. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (including but not limited to N.Y. General Obligations Law Section 5-1401 and any successor statute thereto).

7. Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Subordinated Notes then outstanding.

8. Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

9. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Mark Ruggiero
Name:	Mark Ruggiero
Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

UMB BANK, NATIONAL ASSOCIATION,
solely in its capacity as Trustee

By:	/s/ James Henry
Name:	James Henry
Title:	Vice President